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Nuveen Investments, Inc.
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The following is a transcript of an earnings announcement posted to the Company's website on July 26, 2007.

Corporate Participation
Natalie Brown
Nuveen Investments - Director of IR
John Amboian
Nuveen Investments - CEO
Glenn Richter
Nuveen Investments - Chief Administrative Officer
PRESENTATION
Operator
-- Ms. Natalie Brown, Director of Investor Relations. Ms. Brown, you may begin your Conference.
Natalie Brown - Nuveen Investments - Director of IR
Thank you. With me this morning are John Amboian, Nuveen's CEO; and Glenn Richter; Nuveen's Chief Administrative Officer.
Due to the proposed buyout offer from private equity investors, led by Madison Dearborn Capital Partners, this morning's call has been prerecorded. Our remarks will address second quarter results and provide a brief update on the proposed transaction.
This Conference Call may include forward-looking statements regarding our expectations, plans that we believe to be reasonable, but which are predictions and involve risks and uncertainties. Our actual future results may thus differ significantly due to numerous factors, including those discussed in our SEC filings.
In our comments today, we may make statements about the expected timing, completion and effects of the proposed transaction. The Company assumes no obligation to update any forward-looking statements made during this call. Nuveen intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication. We urge investors to read the proxy statement and the other related documents when they become available, because they will contain important information about Nuveen, the proposed transaction and related manners.
A definitive proxy statement will be sent to holders of Nuveen's common stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Nuveen.
I will now turn the call over to John Amboian.
John Amboian - Nuveen Investments - CEO
Thank you, Natalie. And hello, everyone.
We're pleased to report another quarter of high-quality growth. Overall, our second quarter results were in line with our expectations, and our business is tracking at a steady pace, with second quarter net flows of $1.9 billion. We also benefitted from $3.2 billion of market appreciation during the quarter and ended the period with assets under management of just under $172 billion.
Strong asset growth drove operating revenues up 19% compared to prior year. Net income and diluted earnings per share increased 5 and 4% respectively.

It's important to note that the current-quarter results include approximately $9 million in structuring fees and related costs in connection with our closed-end fund offerings in the quarter, which represents approximately $0.07 per share on a fully diluted basis. We continue to be pleased with our progress against our strategic priorities of building out our institutional and mutual fund businesses. In our institutional business, we delivered solid organic growth in the quarter, as we continued to extend our investment offerings and expand our sales and service capabilities. As we discussed last quarter, we completed in April our acquisition of Hyde Park Investment Strategies, a highly regarded specialist in enhanced equity products, an area of increasing institutional interest. In addition, we introduced three offshore funds for institutional clients in April. And we're working on launching additional products for institutional clients in the coming months. For the quarter, our institutional sales of $2.6 billion and net flows of $1.4 billion were in line with our expectations, and our pipeline of potential new mandates remains solid. In mutual funds, we had gross sales of $1.9 billion for the quarter, and we ended the quarter with assets under management of over $20 billion, as we continued the steady build-out of our mutual fund business by introducing new products and focusing on cross-selling our funds to advisors with whom we have existing retail separate account and fee-based relationships. Our net flows in mutual funds of $600 million were somewhat softer this quarter as a result of portfolio rebalances by two of our distributor firms, which resulted in increased redemptions in our municipal high-yield fund and in our international value fund. Partly offsetting these redemptions were increased sales from the 401(k) channel as we are gaining some early traction in the defined contribution area, which is an important element of our long-term strategy. In addition to our strategic focus on developing our mutual fund and institutional businesses, we continue to benefit from our leadership position in closed-end funds. In the second quarter, we launched two new funds, the Nuveen multi-currency government income fund in April, which is managed by our Taxable Fixed Income Team and raised approximately $850 million in assets; and the Nuveen Tax-Advantaged Dividend Growth Fund in June, which raised approximately $300 million in the quarter and will be managed by Santa Barbara and NWQ. We expect this last fund to have approximately $460 million of assets once the fund is fully leveraged.   We also in the quarter helped distribute a new Merrill Lynch IQ fund in May, which is managed by our Nuveen Alternative Strategies Group and raised approximately $500 million. Although the credit environment has made the closed-end fund market more challenging over the past month, our outlook for additional new fund launches later this year remains positive. More than ever, however, new funds will need to be innovative and offer access to attractive asset classes with compelling current yield.   We also continue to benefit from our leadership position in retail managed accounts. In recent periods, we have been in transition, with net outflows of $1.3 billion this quarter, due to outflows from our closed strategies at Tradewinds and NWQ and continuing outflows from Rittenhouse. Due to strong market appreciation, our assets under management in this category grew to $59.5 billion, still representing the second-largest share of market in this product category. And as we discussed during last quarter's call, performance trends in our Tradewinds international value strategy remain a key area of focus. The second quarter performance for Tradewinds was positive; however, it was again below its benchmark. While the one-year performance remains below benchmark, three-year and five-year performance continues to be strong. And we're confident in the team's disciplined approach, as well as the portfolio's overweighted exposures to materials and resources, and its underweighting of financials.

we are also encouraged that we have been successful in securing in securing shelf space for several of our growing strategies, and we've been redeploying capacity generated through redemptions in retail seperate accounts to hight-fee institutional and private client opportunities.   In addition, we have a number of new investment strategies in incubation that we plan to introduce in future quarters. All this being said, it's inherently difficult to predict the pace at which new sales will translate into positive flows in our retail-separate account business.
I'll now turn to a brief discussion of the proposed acquisition of Nuveen Investments by private equity investors led by Madison Dearborn. First, I'd like to reiterate our belief that this transaction provides significant benefits to our shareholders and can help us enhance services to our customers as well as retain and incent our key people. This quality growth buyout offers a unique opportunity for us to accelerate the pace of our investments back into our business and, as a result, the pace of our strategic development. As we've said previously, under the proposed transaction, our overall strategies will not change. And we will remain fully committed to strengthening our successful multi-boutique operating model.    Last week, two steps in the transaction process were completed -- first, the FTC granted early termination of the waiting period required under Hart-Scott-Rodino. And second, the "go-shop" period, the 30-day period during which we actively solicited other potential purchasers, expired on July 19th. No proposals to acquire Nuveen were received during the "go-shop" period.  As a result, the reduced breakup fee payable by parties submitting a proposal during the "go-shop" period will not be applicable. The breakup fee provisions are contained in the merger agreement, which was filed with the SEC when we announced the proposed transaction on June 20th. We anticipate filing our preliminary proxy for the proposed transaction with the SEC in the near future. The proxy will be publicly available and include information about the background of the merger and a description of the terms of the merger. When finalized, the proxy will be mailed to JNC shareholders, with a shareholder meeting expected this fall.   Another key step in the process is satisfying the closing condition requiring customer consents to the proposed change in control, or the revenue run rate requirement as defined in the merger agreement. In order to satisfy this requirement, we will have to obtain consents to the change in control from clients representing 80% of our advisory fee revenues. For our mutual funds and closed-end funds, we plan to seek consents through a proxy solicitation process, only after consideration and endorsement by the Nuveen Fund Board of new investment advisory contracts that, subject to fund shareholder approval, would take effect following the closing of our corporate change in control.   For our retail managed account clients, we'll work with our broker dealer sponsors and partners to secure consents. And we'll contact our institutional clients directly to seek their consents. We continue to anticipate that the transaction will close by the end of the year.   Glenn Richter will now discuss our second quarter financial results and provide a few more details on the financial structure of the proposed private equity transaction.    Glenn Richter - Nuveen Investments - Chief Administrative Officer   Thank you, John. As John mentioned, overall we feel good about the quarter, with top-line and bottom-line results consistent with our expectations. Gross sales for the second quarter were $7.8 billion, down 15% from the prior year due to a decline in retail managed account sales as a result of accelerated sales in the prior year, as we closed our popular Tradewinds international value strategy to new investors in the second quarter of last year.

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Per-quarter net flows were $1.9 billion, a decline from the prior year, which is also primarily due to the soft closing of the international value strategy and retail managed accounts.
We ended the quarter with approximately $172 billion in assets under management, up 5% from the beginning of the year and 15% compared to the prior year, with 53% of our assets now in equity strategies.    Operating revenues for the quarter were $204 million, up 19%, driven by a 17% increase in advisory fees as a result of higher assets under management. Performance fee revenue was $3.5 million, compared to $2.3 million in the prior year. This increase is primarily due to increased performance fees on Tradewinds accounts, which represent $1 million in the current quarter. The remaining performance fees of $2.5 million were earned on Symphony accounts.    Turning to expenses -- operating expenses were $119 million, up $27 million or 30% compared to the prior year, due primarily to a $15 million increase in compensation and benefits expense and an $8 million increase in structuring fees. Base compensation expense increased due to salary increases from the prior year and headcount additions. Incentive compensation expense also increased as a result of an increase in the Company's higher profit level and due to closed-end fund-related sales compensation.    Compensation expense as a percent of revenue remains consistent with full-year 2006 and with the prior quarter, at approximately 37%. Excluding the $9 million of closed-end structuring fees and related costs, our second quarter operating margin remained consistent with the prior quarter and with the prior year, and is in line with our expectations, at 47%.    Again, we feel positive about the financial results [retrieved] this quarter, with AUM growth, revenue growth, earnings growth and operating margins right in line with our expectations.   Now let me turn to some comments on the proposed transaction. We have been receiving a high volume of questions about the proposed transaction led by Madison Dearborn and our expectations about financing. And consequently, we would like to provide some details about the anticipated capital structure.    As you are aware, the purchase price is approximately $6.45 billion, including the assumption of $550 million of existing senior notes -- $250 million due in 2010 and $300 million due in 2015. The proposed transaction is also anticipated to be financed by approximately $2.7 billion in equity and approximately $3.35 billion in additional debt, all of which is fully committed.     The $2.7 billion equity investment represents approximately 42% of the total purchase price, which is meaningfully higher than many other private equity transactions of comparable size. We currently anticipate that no investor, other than Madison Dearborn or Merrill Lynch, will hold in excess of 5% of the voting interest of the entity that will own Nuveen Investments at closing.    Please note that the details we have provided here are preliminary. Please refer to our 8-K filings, press releases and conference calls for additional information into the proxy we plan on filing. In the meantime, if you need assistance finding publicly available information, please contact Natalie Brown at 312-917-8077.   Again, thank you for joining us today.

IMPORTANT LEGAL INFORMATION

Nuveen Investments, Inc. (Nuveen) intends to file with the SEC a proxy statement and other related documents regarding the proposed transaction described in this communication.  WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THE OTHER RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NUVEEN, THE PROPOSED TRANSACTION AND RELATED MATTERS.  A definitive proxy statement will be sent to holders of Nuveen’s common stock seeking their approval of the proposed transaction.  This communication is not a solicitation of a proxy from any security holder of Nuveen.

Investors will be able to obtain the proxy statement and the other related documents (when they become available) and other documents filed with the SEC free of charge at the SEC’s website at www.sec.gov.  In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge by directing a request to Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606, Attention of Corporate Secretary.

Nuveen, its directors and executive officers and certain other persons may be deemed to be participants in the solicitation of  proxies in respect of the proposed transaction.  Such persons may have interests in the proposed transaction, including as a result of holding options or shares of Nuveen’s common stock.  Information regarding Nuveen’s directors and executive officers is available in the proxy statement filed with the SEC by Nuveen on April 6, 2007.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC.